Cornerstone Bancshares, Inc. Appoints David Fussell to Board of Directors

Wednesday, December 10, 2008 8:00 PM
- PR Newswire

Chattanooga, Tenn., December 10, 2008 /PRNewswire-FirstCall via COMTEX/ -- Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced the following:

Cornerstone Bancshares, Inc., holding company for Cornerstone Community Bank and Eagle Financial Inc., announced the appointment of David Fussell to its Board of Directors.

Fussell retired from the Unum Group (formerly Provident Life) on June 30, 2008, after a 42-year career with the Chattanooga-based insurance firm, where he most recently was in charge of investment management.  In this capacity, as Chief Investment Officer, he directed 37 employees in the Investment Department and actively managed, in conjunction with his senior staff, the company's $40 billion portfolio.

He and his wife, Sharon, live on Lookout Mountain, Georgia, and have four grown children and two grandchildren.  Fussell serves on the boards of the Boys & Girls Club of Chattanooga, the UC Foundation and the UTC Alumni Association.  In addition, he serves on the City Council of Lookout Mountain, Georgia, is President of the Fairyland Club and is a Deacon at First Presbyterian Church.

A life-long resident of Chattanooga, Fussell received his B.S. in business administration in 1969 from the University of Chattanooga.  In 1975, he received his Chartered Financial Analyst designation.

 Cornerstone Bancshares, Inc. is a one-bank holding company with $450 million in assets which serves the Chattanooga, Tennessee MSA with 5 branches.  It also has loan production offices in Dalton, Georgia and Knoxville, Tennessee.  The company specializes in business financial services.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which contains a safe harbor for forward-looking statements.  The Company relies on this safe harbor in making such disclosures.  The statements are based on management's current beliefs and assumptions about expectations, estimates, strategies and projections.  These statements are not guarantees of future performance or results and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

Media Contact:	Frank Hughes, President & COO of Cornerstone Bancshares, Inc.
Phone number: 423-385-3009